Exhibit 10.21

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of February 1, 2023 (the “Effective Date”), by and between Alight Solutions LLC, an Illinois limited liability company (the “Company”), and Cathinka Wahlstrom (“Consultant”). Throughout this Agreement, Company and Consultant may be referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, the Parties desire to enter into this Agreement for Consultant to provide services to assist in the transition of business operations; and

WHEREAS, the Parties hereto desire to enter into this Agreement, pursuant to which, as of the Effective Date, the Company will engage Consultant to provide consulting services, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

1.
Consulting Services. Commencing as of the Effective Date and continuing until March 31, 2023 following the Effective Date, or such shorter period as decided in the sole discretion of the Company (the “Consulting Period” with the date that such Consulting Period ends being referred to as the “Termination Date”). If the Company determines that the Consulting Period shall end prior to March 31, 2023, the Company will provide Consultant with forty five (45) days’ written notice of such earlier Termination Date on or after commencement of the Consulting Period.

(a)
Consulting Services. Consultant shall provide the professional consulting services as described above and such other services as mutually agreed upon by the Company and Consultant from time to time during the Consulting Period (collectively, the “Consulting Services”). The Company shall not have any obligation to utilize Consultant’s services, and the Company shall be deemed to have fully satisfied their obligations hereunder by paying Consultant the Consulting Payment in accordance with the terms and subject to the conditions of this Agreement. Consultant shall perform the Consulting Services in a manner consistent with the terms of this Agreement and applicable laws.

(b)
Consulting Payment. The Company agrees to pay Consultant a fixed fee of $2,500.00 per day for the performance of Consulting Services during the Consulting Period (the “Consulting Payment”). The Consulting Payment shall be paid monthly in arrears following the receipt of a written invoice from the Consultant. Consultant agrees to adhere to the expectation provided to Consultant for each project on which Consultant is performing services during the Consulting Period from Stephan Scholl or his designee (each, a “Company Leader”); provided, however, the Parties agree that Consultant will not perform Consulting Services that exceed 8 hours per day or exceed one day per week, unless agreed upon in writing between Consultant and a Company Leader. Any services provided in excess of the anticipated consulting time shall be paid a rate of $312.50 per hour. Except for the Consulting Payment, Consultant shall not be entitled to any other benefits or compensation from the Company or any of their affiliates with respect to the Consulting Services; provided that the parties agree that Consultant’s performance of Consulting Services during the term of the Consulting Agreement shall be considered Active Service to the Company under the 2021 Omnibus Incentive Plan, Restricted Stock Unit Award Agreement. Consultant shall be solely responsible for payment of any taxes with respect to amounts received from the Company hereunder. All Consulting Payments shall cease upon the Termination Date.

(c)
Expense Reimbursement. The Company will reimburse Consultant for all reasonable and necessary out-of-pocket business travel expenses incurred by Consultant in connection with the performance of the Consulting Services to the extent a Company Leader provides prior written approval of such travel and an estimate of the expenses expected to be incurred by Consultant.

(d)
Taxes. The Company will issue an IRS Form 1099 to Consultant for all compensation paid under this Agreement. Consultant represents and warrants that Consultant will file all income, unemployment, and/or other employment tax returns, and pay all income, unemployment, and/or other employment taxes, applicable to the compensation received by Consultant hereunder, in a manner consistent with Consultant being an independent contractor, and not an employee, of the Company. Upon the Company’s request, Contractor shall provide documentation demonstrating that Consultant has paid all required taxes with respect to the compensation provided pursuant to this Agreement.

2.
Independent Contractor Relationship.

(a)
An independent contractor relationship shall exist between the Company and Consultant. Consultant is neither an agent nor an employee of the Company. Consultant has the authority to control and direct the performance of the details of the Consulting Services, as governed by Consultant’s own independent judgment and discretion. In a manner that meets the business needs of the Company, Consultant shall: (i) work with the Company to determine how the Consulting Services are performed, in a manner mutually agreeable to both parties; (ii) be responsible for hiring, training, assigning work to, compensating, and supervising Consultant’s own employees or agents; (iii) work with the Company to determine the order or sequence in which tasks are performed related to the Consulting Services; (iv) at Consultant’s expense, provide Consultant’s own labor, materials, equipment, tools, supplies, and other items necessary for performing the Consulting Services; and (v) maintain Consultant’s own work facility, except, for purposes of Company data security and privacy protocols, the Company may provide Consultant a laptop solely for the use of services provided to the Company under this agreement.

(b)
Consultant shall not: (i) be required to undergo Company-provided training for Company employees, except to the extent required by the Company’s safety policies; (ii) have any right or authority to make any contracts or commitments for, or on behalf of, the Company; (iii) represent Consultant to be an employee or agent of the Company; (iv) have any right, authority or control over Company employees; and (v) have any right, authority or ability to hire, terminate or discipline Company employees.

(c)
The Company does not agree to use Consultant exclusively. Consultant may perform services for other Consultant clients during the term of the Agreement. However, due to the nature of the Consulting Services and the Consultant’s access to the Company’s highly confidential information, including client lists and pricing information, Consultant agrees it will not perform services of the same type for other Consultant clients in the Company’s industry during the Consulting Period.

3.
Termination.
(a)
Termination Date. Upon the end of the Consulting Period, the Company’s only obligation is the payment of earned, unpaid Consulting Payment through the Termination Date, payable within the timeframes required by applicable law.

(b)
Return of Company Property. On the Termination Date, Consultant shall return all property belonging to the Company and their respective affiliates (including, but not limited to, any

Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

4.
General Provisions.

(a)
Acknowledgement as to Reasonableness and Understanding. Consultant acknowledges that Consultant has carefully read this Agreement and has given careful consideration to the restraints imposed upon Consultant by this Agreement, and is in full accord as to their necessity. Consultant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to the subject matter, time period and geographical area.

(b)
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)
Notices. Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as set forth below:

If to the Company:

Alight Solutions LLC

4 Overlook Point

Lincolnshire, IL 60069

Attn: General Counsel

If to Consultant:

Cathinka Wahlstrom

most recent address on file at the Company

(d)
Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the Parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way; provided, that these provisions are independent of, supplemental to and do not modify, supersede or restrict (and shall not be modified, superseded by or restricted by) the Employment Agreement including any noncompetition, nonsolicitation, confidentiality or other restrictive covenants in such or any other current or future agreement and, for the avoidance of doubt, to the extent that any such covenant applies following termination of employment, such post termination covenant shall commence on January 31, 2023, notwithstanding that Consultant provides the Consulting Services following such date.

(e)
No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)
Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(g)
Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Consultant, the Company and their respective successors and permitted assigns; provided, that the rights and obligations of Consultant under this Agreement shall not be assigned or delegated.

(h)
Attorneys’ Fees and Expenses Recoverable. In the event of any litigation between the Parties under this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees and litigation or other expenses of any kind that are incurred, including but not limited to those that are incurred prior to litigation. Wherever provision is made in this Agreement or otherwise for “attorneys’ fees” or expenses, such terms shall be deemed to include accountants’ and attorneys’ fees and court costs, whether or not litigation is commenced, including those for appellate proceedings and for paralegals and similar persons, and expert witnesses. This Paragraph shall survive either the performance of or termination of this Agreement.

(i)
Governing Law; Jurisdiction; No Trial By Jury. This Agreement, the rights and obligations of the Parties hereto, any claims or disputes relating thereto, or any proceeding relating to Consultant’s service to the Company, or for the recognition and enforcement of any judgment in respect thereof, shall (a) be governed by and construed in accordance with the laws of the State of Illinois without regard to its choice of law provisions) and (b) be brought exclusively state or federal courts with jurisdiction over Lake County, Illinois. Because disputes arising in connection with complex transactions are most quickly and economically resolved by an experienced and expert person and the Parties hereto wish applicable state and federal laws to apply (rather than arbitration rules), the Parties hereto desire that their disputes be resolved by a judge applying such applicable laws. Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, each Party to this agreement hereby waives all rights to trial by jury in any action, suit, or proceeding brought to resolve any dispute between or among any of the Parties hereto, whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to this Agreement and/or Consultant’s service to the Company, or Consultant’s or the Company’s performance under, or the enforcement of, this Agreement.

(j)
Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Consultant making specific reference to this Agreement.

(k)
Electronic Delivery; Counterparts. This Agreement may be executed in one or more counterparts and by electronic delivery, each of which shall constitute an original and all of which together shall constitute one and the same instrument. A signature transmitted by .pdf format shall be deemed to be an original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall also be deemed to include electronic signatures, electronic acknowledgements, and/or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and/or any state laws based on or similar to the Uniform Electronic Transactions Act.

(l)
Restrictive Covenants. To protect the Company’s considerable investment in its confidential and trade secret information, people and clients, Consultant will reaffirm her obligations under any Confidentiality and Non-Solicitation Agreement previously entered into with the Company.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first above written.

THE COMPANY:

Alight Solutions LLC

By: /s/ Stephan Scholl
Name: Stephan Scholl___________________________
Its: Chief Executive Officer____________________

Signature Page to Consulting Agreement

CONSULTANT:

Cathinka Wahlstrom

By: /s/ Cathinka Wahlstrom
Name: Cathinka Wahlstrom______________________
Its: President & Chief Commercial Officer________

Signature Page to Consulting Agreement